UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2006

TATONKA OIL AND GAS, INC.
(Exact name of registrant as specified in its charter)

Colorado	000-50190	47-0877018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1515 Arapahoe Street, Tower 1, 10th floor, Denver, Colorado 80202
(Address of principal executive offices) (zip code)

(303) 476-4100
(Registrant's telephone number, including area code)

Copies to:
Marc Ross, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Paul Stroud as Chief Operating Officer

Effective December 12, 2006, we entered into an employment agreement with Paul Stroud to serve as our Vice President - Engineering. Effective January 5, 2007, the agreement was amended naming Stroud as our Chief Operating Officer Pursuant to the agreement, Mr. Stroud will receive an annual base salary of $150,000. In addition, we granted Mr. Stroud 500,000 options to purchase shares of our common stock exercisable at $1.25 per share, with such options to vest in accordance with our stock option plan. In addition, Mr. Stroud is entitled to an annual bonus at the discretion of the board of directors and to participate in any and all benefit plans, from time to time, in effect for our employees, along with vacation, sick and holiday pay in accordance with our policies established and in effect from time to time.

Prior to Joining Tatonka Oil and Gas (the “Company”), Mr. Stroud was the Founder and Owner of the Seridan, Wyoming based energy consulting firm, Solutions Team Inc from 1998 to December, 2006. Mr. Stroud’s engagements at Solutions Team inc. included both Coal Bed Methane and Geothermal drilling project for clients that included McMurry Oil Company, Unocal Geothermal, Ormat, Pinnacle Gas Resources, Inc. and J.M. Huber. From 1991 to 1992, Mr. Stroud was a drilling Superintendent with OESI Power Corporation. From 1978 to 1991, Mr. Stroud was a drilling superintendent and supervisor for UNOCAL. From 1973 to1978, Mr. Stroud was a drilling supervisor with Atlantic Oil Co. From 1972 to 1973, Mr. Stroud was a drilling supervisor and engineer with Shell Oil Co. Mr. Stroud studied at Sacramento State College from 1968 to 1971 and graduated with a BA with majors in Political Science and History and a minor in Civil Engineering. Mr. Stroud was certified as a Mud Engineer by Dresser in January of 1980 and completed a number of drilling technology course at both Shell Oil Drilling and UNOCAL.

Appointment of Sothi Thillairajah as Chief Financial Officer

Effective December 19, 2006, we entered into an employment agreement with Sothi Thillairajah to serve as our Chief Financial Officer. Pursuant to the agreement, Mr. Thillairajah will receive an annual base salary of $150,000. In addition, we granted Mr. Thillairajah 500,000 options to purchase shares of our common stock, with 250,000 options exercisable at $0.50 per share, 125,000 options to purchase shares of our common stock at $1.00 per share and 125,000 options to purchase shares of our common stock at $1.25 per share, with such options to vest in accordance with our stock option plan. In addition, Mr. Thillairajah is entitled to an annual bonus at the discretion of the board of directors and to participate in any and all benefit plans, from time to time, in effect for our employees, along with vacation, sick and holiday pay in accordance with our policies established and in effect from time to time.

Prior to joining Tatonka Oil and Gas, Inc., Mr. Thillairajah was with Ipex, Inc. in San Diego, CA from July 2005 to December 2006. Between February and December 2006, Mr. Thillairajah served as the Chief Executive Officer and as a director. Between July 2005 and February 2006, Mr. Thillairajah served as Ipex’s Chief Operating Officer. From January 5, 2005 to July 5, 2005, Mr. Thillairajah was a Director in the derivatives group of Societe Generale, focusing on hedge funds. From April 2002 to November 2004, Mr. Thillairajah was head of linear options sales for Commerz Bank. From June 2001 to April 2002, Mr. Thillairajah studied at the New York Institute of Finance. From December 2000 to June 2001, Mr. Thillairajah was Vice President of international equity sales for BNP Paribas. From July 1997 to March 2000, Mr. Thillairajah was a principal of Bankers Trust in the international equity sales division. Mr. Thillairajah earned an MBA from the University of Chicago and he graduated cum laude with a BA in Economics from the University of Rochester.

Appointment of Anthony Yeats as Director

Effective January 5, 2007, we appointed Dr. Anthony K. Yeats, age 59, as a Director to fill a vacant spot on our Board of Directors. Dr. Yeats has been a director of Digital Ecosystems Corp., a publicly traded company, since February 2006. Dr. Yeats has participated in the development of numerous exploration ventures in oil and gas opportunities around the world as well as identifying some mineral projects. His career has included the role of Chief Geologist, Geophysicist and Team Leader for Royal Dutch Shell in the Middle East, Africa and the Far East; Exploration Coordinator for BP’s Global Basin Group, and Chief Geologist for a number of regional acquisitions undertaken by British Petroleum at a variety of locations throughout the Middle East, Africa, Canada and Europe. Before joining us, in 1999 Dr. Yeats started Cambridge Earth Sciences Limited, which provides private research and consulting services for companies engaging in geology and exploration management, which Dr. Yeats continues to run. In addition, Dr. Yeats has been active as both the Vice President of a resource investment company in Canada with exploration interests in gravel, titanium, and kimberlite. Prior to 1999, Dr. Yeats was Co-ordinator for World Wide New Ventures for Total in Paris and finally Exploration Manager for Total in the Former Soviet Union where he managed teams undertaking hydrocarbon exploration in Kazakhstan, Azerbaijan, and Russia. Dr. Yeats studied at the University of Bristol from 1965 to 1968 and graduated with a BSc in Geology. Dr. Yeats studied at the University of Cambridge for 1968 to 1971 and completed his PhD in Geology.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
10.1	Employment Agreement, between Tatonka Oil and Gas, Inc. and Paul Stroud

10.2	Amendment letter to Employment Agreement, between Tatonka Oil and Gas, Inc. and Paul Stroud

10.3	Employment Agreement, between Tatonka Oil and Gas, Inc. and Sothi Thillairajah

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TATONKA OIL AND GAS, INC.

Date: January 17, 2007	By:	/s/ BRIAN HUGHES
Name: Brian Hughes
Title: Chief Executive Officer